Exhibit 99.1

CONTACTS:	Dennis Oates	Richard Ubinger	June Filingeri
	President and CEO	VP Finance, CFO	Comm-Partners LLC
	(412) 257-7609	(412) 257-7606	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS FURTHER RECOVERY

IN FIRST QUARTER OF 2010

- Sales Increase 30% from 2009 Fourth Quarter to $34.7 Million -

- EPS is $0.21 in 1Q10 vs. 4Q09 EPS (including Import Duties of $0.06) of $0.14 -

- Backlog Grows 47% Sequentially -

BRIDGEVILLE, PA, April 28, 2010 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) reported today that sales for the first quarter of 2010 were $34.7 million compared with $42.2 million in the first quarter of 2009 and $26.7 million in the fourth quarter of 2009.

Net income for the first quarter of 2010 was $1.4 million, or $0.21 per diluted share. For the first quarter of 2009, the Company reported a net loss of $3.8 million, or $0.57 per diluted share, which included unusual charges. In the fourth quarter of 2009, net income was $956,000, or $0.14 per diluted share, including import duties received of $551,000, equivalent to $0.06 per diluted share.

The Company recorded negative cash flow from operations of $2.8 million for the first quarter of 2010 compared with positive cash flows of $2.6 million in the first quarter of 2009 and $2.5 million in the fourth quarter of 2009. Cash flow decreased due to the investment in managed working capital necessary to support increased sales activity and growing backlogs. In addition, capital expenditures were $1.1 million, including $629,000 for a melt shop upgrade project, which is expected to be completed in the third quarter. At March 31, 2010, the Company had cash of $37.8 million and total debt of $12.9 million.

The Company noted that its first quarter shipment volume to service centers, forgers and rerollers increased 59%, 29% and 62%, respectively, over the fourth quarter of 2009. Shipments to all end markets also demonstrated strong sequential increases, with tons shipped of aerospace products up 26%, power generation products up 11%, petrochemical products up 48% and service center plate products up 94%, compared with the 2009 fourth quarter.

President and CEO Dennis Oates commented: “Recovery continued in the first quarter and we saw a broad- based increase in our shipment volume amid further signs that de-stocking is ending and restocking is beginning in the supply chain. Restocking was most evident in the continued growth of our shipments of service center plate, as sharp recovery in auto production has caused service centers to further replenish their plate inventory after several quarters of heavy destocking.”

“We saw strong growth in aerospace bar shipments sequentially, our power generation shipments benefited from higher maintenance spending in the first quarter, and our initiatives in the oil and gas market contributed to the increase in petrochemical volume. The increased volume in the first quarter combined with our continued progress in process and yield improvement, cost savings resulting from capital projects and reduced cycle times resulted in strong improvement in our profitability as measured by our higher margins and lower operating costs per ton.”

“Bookings gained momentum in the first quarter and we ended the quarter with backlog of $53 million, an increase of 47% from the end of 2009. Based on the level of our backlog and indications from our customers that restocking is continuing, we expect our second quarter results to demonstrate further sequential growth.”

Segment Review

For the first quarter of 2010, the Universal Stainless & Alloy Products segment had sales of $31.2 million and operating income of $1.9 million, yielding an operating margin of 6.2% of sales. This compares with sales of $36.7 million and an operating loss of $3.9 million, including $5.0 million of unusual charges, in the first quarter of 2009. In the fourth quarter of 2009, sales were $23.1 million and operating income was $509,000, or 2.2% of sales.

Segment sales declined 15% from the first quarter of 2009 on a 10% decrease in tons shipped. Lower shipments to rerollers, forgers, OEMs and of bar products to service centers offset a 41% increase in shipments of plate products to service centers, especially tool steel, compared to the first quarter of 2009. Segment sales increased 35% from the fourth quarter of 2009 on a 39% increase in tons shipped, reflecting substantially higher shipments to service centers, forgers, and rerollers, including sales to the Dunkirk segment.

The Dunkirk Specialty Steel segment recorded sales of $10.4 million and operating income of $325,000 for the first quarter of 2010, yielding an operating margin of 3.1% of sales. This compares with sales in the first quarter of 2009 of $11.4 million and an operating loss of $2.5 million, including unusual charges of $1.0 million. In the fourth quarter of 2009, sales were $8.5 million and operating income was $227,000, or 2.7% of sales.

Dunkirk’s sales declined 8% from the first quarter of 2009 on 13% fewer tons shipped due to lower shipments to all customer categories offset by a favorable product mix shift and higher selling prices. Dunkirk’s sales increased 22% from the fourth quarter of 2009 on a 12% increase in tons shipped, reflecting higher shipments to service centers and higher surcharges.

Webcast

A simultaneous webcast of the Company’s conference call discussing the first quarter of 2010, scheduled at 10:00 a.m. (Eastern) today, will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the second quarter of 2010.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company’s products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, and risks related to the ultimate outcome of the Company’s current and future litigation and regulatory matters. The Company’s actual results in future periods also may be impacted by various economic and market risk and uncertainties, many of which are beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

- TABLES FOLLOW –

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share information)

(Unaudited)

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Quarter Ended March 31,
	2010	2009
Net Sales

Stainless steel	$24,032	$33,762
Tool steel	6,175	3,329
High-strength low alloy steel	2,012	2,743
High-temperature alloy steel	1,892	2,019
Conversion services	411	304
Other	157	29

Total net sales	34,679	42,186
Cost of products sold	29,760	43,864
Selling and administrative expenses	2,660	4,737

Operating income (loss)	2,259	(6,415)
Interest expense	(96)	(24)
Other income	—	30

Income (loss) before taxes	2,163	(6,409)
Income tax (benefit) provision	736	(2,583)

Net income (loss)	$1,427	$(3,826)

Earnings (loss) per share – Basic	$0.21	$(0.57)

Earnings (loss) per share – Diluted	$0.21	$(0.57)

Weighted average shares of Common Stock outstanding
Basic	6,773,337	6,732,284
Diluted	6,840,783	6,732,284

MARKET SEGMENT INFORMATION

	For the Quarter Ended March 31,
	2010	2009
Net Sales

Service centers	$17,231	$17,532
Forgers	9,984	12,971
Rerollers	3,660	6,004
Original equipment manufacturers	2,430	4,399
Wire redrawers	823	947
Conversion services	411	304
Other	140	29

Total net sales	$34,679	$42,186

Tons shipped	8,456	9,593

BUSINESS SEGMENT RESULTS

Universal Stainless & Alloy Products Segment

	For the Quarter Ended March 31,
	2010	2009
Net Sales

Stainless steel	$17,239	$25,995
Tool steel	5,928	3,208
High-strength low alloy steel	449	1,015
High-temperature alloy steel	591	734
Conversion services	287	188
Other	154	29

	24,648	31,169
Intersegment	6,595	5,516

Total net sales	31,243	36,685
Material cost of sales	14,157	20,266
Operation cost of sales	13,374	16,460
Selling and administrative expenses	1,778	3,873

Operating income (loss)	$1,934	$(3,914)

Dunkirk Specialty Steel Segment

	For the Quarter Ended March 31,
	2010	2009
Net Sales

Stainless steel	$6,793	$7,767
Tool steel	247	121
High-strength low alloy steel	1,563	1,728
High-temperature alloy steel	1,301	1,285
Conversion services	124	116
Other	3	—

	10,031	11,017
Intersegment	400	365

Total net sales	10,431	11,382
Material cost of sales	5,955	8,794
Operation cost of sales	3,269	4,225
Selling and administrative expenses	882	864

Operating (loss) income	$325	$(2,501)

CONSOLIDATED BALANCE SHEET

	March 31,	December 31,
	2010	2009
Assets

Cash	$37,834	$42,349
Accounts receivable, net	23,626	17,028
Inventory	54,199	41,322
Other current assets	9,261	9,344

Total current assets	124,920	110,043
Property, plant & equipment, net	69,834	70,085
Other assets	1,463	1,586

Total assets	$196,217	$181,714

Liabilities and Stockholders’ Equity

Trade accounts payable	$18,906	$7,783
Outstanding checks in excess of bank balance	134	734
Accrued employment costs	2,382	1,178
Current portion of long-term debt	2,831	2,223
Other current liabilities	1,575	553

Total current liabilities	25,828	12,471
Long-term debt	10,112	10,823
Deferred taxes	14,170	14,049
Other liabilities	224	145

Total liabilities	50,334	37,488
Stockholders’ equity	145,883	144,226

Total liabilities and stockholders’ equity	$196,217	$181,714

CONSOLIDATED STATEMENT OF CASH FLOW DATA

For the Three-Month Period Ended March 31,

	2010	2009
Cash flows provided by operating activities:
Net income (loss)	$1,427	$(3,826)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	1,329	1,164
Loss on retirement of fixed assets	17	—
Deferred tax (decrease) increase	31	(609)
Stock based compensation expense	286	250
Tax benefit from share-based payment arrangements	(8)	—
Changes in assets and liabilities:
Accounts receivable, net	(6,598)	3,867
Inventory, net	(12,877)	11,825
Trade accounts payable	11,123	(7,415)
Accrued employment costs	1,204	(606)
Other, net	1,309	(2,013)

Cash flow (used in) provided by operating activities	(2,757)	2,637

Cash flow used in investing activities:
Proceeds from sale of fixed assets	17	—
Capital expenditures	(1,090)	(3,734)

Cash flow used in investing activities	(1,073)	(3,734)

Cash flows used in financing activities:
Long-term debt issuance	—	12,000
Long-term debt repayments	(103)	(100)
Net change in outstanding checks in excess of bank balance	(600)	250
Deferred financing costs	—	(84)
Proceeds from issuance of common stock	10	—
Tax benefit from share-based payment arrangements	8	—

Cash flow (used in) provided by financing activities	(685)	12,066

Net cash flow	$(4,515)	$10,969